EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of The Sherwin-Williams Company for the registration of 11,562,604 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 6, 2004